EX-99.h.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

March    , 2007

Delaware Group Global & International Funds
2005 Market Street
Philadelphia, PA 19103

Re:                   Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Emerging Markets Fund, Delaware Global Value Fund, and Delaware International Value Equity Fund (collectively, the “Funds”), which are series of Delaware Group Global & International Funds, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations [collectively, “non-routine expenses”]) in an aggregate amount equal to the amount by which the Funds’ respective total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses) exceed the amounts indicated below for the periods described below.  For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board and the Manager.  Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from the Funds’ participation in inverse floater programs where a Fund has transferred its own bonds to a trust that issues the inverse floaters.

Fund	Expense Limitation	Effective Dates
Delaware Emerging Markets Fund	1.72%	4/1/07 – 3/31/08
Delaware Global Value Fund	1.20%	4/1/07 – 3/31/08
Delaware International Value Equity Fund	1.10%	4/1/07 – 3/31/08

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:
Name:
Title:
Date:
Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Global & International Funds

By:
Name:
Title:
Date: